Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
MERGING
BANC OF AMERICA SECURITIES HOLDINGS CORPORATION
INTO
MERRILL LYNCH & CO., INC.
     THIS AGREEMENT AND PLAN OF MERGER dated November 1, 2010, made by and between MERRILL LYNCH & CO., INC. and BANC OF AMERICA SECURITIES HOLDINGS CORPORATION, said two business entities being hereinafter sometimes referred to as Survivor and Absorbed, respectively, or, together as the Constituent Companies, WITNESSETH THAT:
     WHEREAS, Survivor is a corporation organized and existing under the laws of the State of Delaware with its principal office in the State of North Carolina being located at 100 North Tryon Street, Charlotte, NC 28255; and
     WHEREAS, Absorbed is a corporation organized and existing under the laws of the State of Delaware with its principal office in the State of North Carolina being located at 100 North Tryon Street, Charlotte, NC 28255; and
     WHEREAS, the board of directors and shareholders of the Constituent Companies have determined that it is advisable that Absorbed be merged into Survivor, on the terms and conditions hereinafter set forth, in accordance with the applicable provisions of the laws of the State of Delaware, which laws permit such merger;
     NOW, THEREFORE, in consideration of the promises and of the mutual agreements, covenants and provisions hereinafter contained, the parties hereto agree that Absorbed be merged into Survivor, and that the terms and conditions of such merger, the mode of carrying the same into effect, and the manner and basis of disposing of the capital stock of Absorbed shall be as follows:
Section 1. Absorbed and Survivor shall be merged into a single corporation, in accordance with the applicable provisions and laws of the State of Delaware, by Absorbed merging into Survivor, which shall be the surviving corporation. The separate existence of Absorbed shall cease and the existence of Survivor shall continue unaffected and unimpaired by the merger with all rights, privileges, immunities and powers, and subject to all duties and liabilities of a corporation organized under the Delaware General Corporation Laws.
Section 2.
a.	The Certificate of Incorporation of Survivor shall continue to be its Certificate of Incorporation following the Effective Date (as defined below) of the merger, until the same shall be altered or amended.

b.	The Bylaws of Survivor shall be and remain the Bylaws of Survivor until altered, amended or repealed.

c.	The directors and officers of Survivor in office on the Effective Date of the merger shall continue in office and shall constitute the directors and officers of Survivor for the term elected until their respective successors shall be elected or appointed and qualified.
Section 3. On the Effective Date of the merger:
a.	Survivor shall possess all the rights, privileges, immunities, powers and franchises of a public as well as of a private nature, and shall be subject to all of the restrictions, disabilities and duties of each of the Constituent Companies; and all property, real, personal and mixed, including all patents, applications for patents, trademarks, trademark registrations and applications for registration of trademarks, together with the goodwill of the business in connection with which said patents and marks are used, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action and all and every other interest of or belonging to or due to each of the Constituent Companies shall be deemed to be transferred to and vested in Survivor without further act or deed, and the title to any real estate, or any interest therein, vested in either of the Constituent Companies shall not revert or be in any way impaired by reason of the merger.

b.	Survivor shall be responsible and liable for all the liabilities and obligations of each of the Constituent Companies; and any claim existing or action or proceeding pending by or against either of the Constituent Companies may be prosecuted to judgment as if the merger had not taken place, or Survivor may be substituted in its place and neither the rights of creditors nor any liens upon the property of either of the Constituent Companies shall be impaired by the merger. Survivor shall execute and deliver any and all documents which may be required for it to assume or otherwise comply with outstanding obligations of Absorbed.
Section 4. The manner and basis of converting the outstanding shares of the capital stock of the Constituent Companies is as follows:
a.	Each share of capital stock of Absorbed issued and outstanding at the Effective Date of the merger shall be cancelled and no consideration shall be issued or paid with respect thereto.

b.	The shares of capital stock of Survivor that are issued and outstanding immediately prior to the Effective Date of the merger shall remain issued and outstanding and shall be unaffected by the merger.
Section 5. Survivor shall pay all expenses of accomplishing the merger.
Section 6. If at any time Survivor shall consider or be advised that any further assignment or assurances in law are necessary or desirable to vest or to perfect or confirm of record in Survivor the title to any property or rights of Absorbed, or to otherwise carry out the provisions hereof, the Board of Directors of Absorbed as of the Effective Date of the merger shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights of Survivor.
Section 7. Each of the Constituent Companies shall take, or cause to be taken, all actions or do or cause to be done, all things necessary, proper or advisable under the laws of the State of Delaware, to consummate and make effective the merger, subject, however, to the appropriate vote or consent of the shareholders of each of the Constituent Companies in accordance with the requirements of the applicable provisions of the laws of the State of Delaware.

Section 8. The Effective Date and time of the merger shall be specified in the Certificate of Merger filed with the Delaware Secretary of State (the “Effective Date”), provided that upon such date, all acts and things shall have been done as shall be required for accomplishing the merger under the applicable provisions of the laws of the State of Delaware.
Section 9. Anything herein or elsewhere to the contrary notwithstanding, this Agreement and Plan of Merger may be abandoned by actions of the Board of Directors of the Constituent Companies at any time prior to the Effective Date specified in Section 8 above of this Agreement and Plan of Merger.
Section 10. This Agreement and Plan of merger shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.
Signature page follows

     This Agreement and Plan of Merger may be executed in any number of counterparts, each of which shall be an original document and which, when taken together, shall constitute one and the same document.

BANC OF AMERICA SECURITIES HOLDINGS CORPORATION
By:	/s/ ROBERT QUTUB
Robert Qutub
President

MERRILL LYNCH & CO., INC.
By:	/s/ THOMAS KELL MONTAG
Thomas Kell Montag
President & Chief Executive Officer